Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 2, 2008, except for notes 2, 3, 5(A)(4), 5(B)(1), 5(B)(3) and 8 as to which the date is August 7, 2008, on the financial statements of Perf-Go Green, Inc. for the period ended March 31, 2008 (as restated) and for the period from November 15, 2007 (inception) to March 31, 2008 (as restated), included herein on the registration statement of Perf-Go Green, Inc. on Form S-1 (amendment no. 3), and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Berman & Company, P.A.

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Berman & Company, P.A.

Certified Public Accountants

Boca Raton, Florida

November 25, 2008